Amendment
To The
Management Services Agreement

THIS AMENDMENT (the “Amendment”), entered into effective the 1st day of January 2010, (the “Effective Date”) is to the Management Services Agreement entered into effective August 1, 2009 (the “Agreement”), by and between White Mountain Titanium Corporation (“WMTC”) and Chapelle Capital Corp., a corporation created under the laws of British Columbia, Canada (the “Service Provider”).

RECITALS:

A.            The Agreement provides for the services of Brian Flower (“Mr. Flower”) as Executive Chairman of WMTC; and

B.            WMTC is intent on retaining senior management, including Mr. Flower, through providing competitive compensation; and

B.            The parties hereto desire to extend the term of the Agreement to secure the continued performance of Mr. Flower; and

C.            Section 8(d) of the Agreement grants to the parties the right to amend the Agreement upon approval of each of the parties thereto.

NOW, THEREFORE, for additional consideration of the parties, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereto agree as follows:

1.            Section 1(c) of the Agreement is amended to read as follows:

Conflicts of Interest.  During the term of this Agreement neither the Service Provider nor any affiliate shall carry on or be engaged in or concerned with or advise in the operating of any other business or enterprise which is in conflict with their obligations under this Agreement or in competition with WMTC or its subsidiary.  Nothing contained herein shall prevent Mr. Flower from managing his own personal investments and affairs, including, but not limited to, his investment in Chinuka Limited and any subsidiary thereof.

2.            Effective January 1, 2010, Section 2(a) of the Agreement is amended to read as follows:

Monthly Fee.  In consideration of the services provided by Service Provider, WMTC shall pay to the Service Provider US$13,340 per month plus reimbursable out of pocket expense - both being subject to Goods and Services Tax in Canada (“GST”), with the monthly fee amount prorated for any partial month of service.  Payments hereunder shall be made on or before the fifteenth (15th) day of the calendar month following the month in which such services were provided.  In the event that the time commitment of the Service Provider and Mr. Flower increases beyond 80%, the base compensation payable to the Service Provider shall be increased proportionately, but not to exceed the base compensation payable to Michael Kurtanjek, President of the WMTC.  The amount of time devoted to the business of WMTC by the Service Provider and Mr. Flower will be determined by the Compensation Committee within ten business days following the end of each calendar quarter beginning with the calendar quarter ending December 31, 2009, and the base compensation will be adjusted accordingly for each such new calendar quarter.

3.           Section 2(d) is added to the Agreement to read as follows:

Extension Bonus.  For and inconsideration of the Service Provider entering into this Amendment, WMTC shall grant to it a five-year incentive warrant to purchase up to 1,000,000 shares of common stock of WMTC at US$1.50 per share and subject to the further terms and conditions set forth in the form of the warrant attached hereto as Exhibit A and incorporated herein.

4.           Section 2(e) is added to the Agreement to read as follows:

Share Compensation Pool.  Mr. Flower shall be entitled to participate in the annual share compensation pool and shall receive not fewer than 25% per year from such pool.

5.            Section 3 of the Agreement is amended to read as follows:

Term and Renewal.  The term of this Agreement shall be for a period of five years from January 1, 2010, through December 31, 2015 (the “Original Expiration Date”), unless it is terminated earlier as provided herein.  Beginning on the Original Expiration Date, and on each anniversary thereafter, unless it is terminated earlier as provided herein or WMTC delivers written notice to the Service Provider of its intention not to extend the Agreement at least six (6) months before the Original Expiration Date or each anniversary date thereafter, the term of this Agreement shall automatically be extended for additional one-year terms.  The restrictive covenants in paragraph 6 hereof shall survive the termination of this Agreement.

6.            Section 4(a) of the Agreement is amended to read as follows:

Termination Without Cause.  Either WMTC or the Service Provider may terminate this Agreement at any time without cause (as defined below), provided that it gives written notice of termination to the other party at least six (6) months before the date of such termination.

7.            Section 5 of the Agreement is amended to read as follows:

Termination Upon Change of Control.  In the event of termination upon a change of control of WMTC, the following provisions shall apply:

(a)	“Termination Upon Change of Control” means:

(i) any termination of the engagement of the Service Provider by WMTC without cause during the period commencing on or after the date that WMTC first publicly announces a definitive agreement that would result in a Change of Control (as defined below), even though still subject to approval by WMTC’s stockholders and other conditions and contingencies; or
(ii) any resignation by the Service Provider based on a diminution of responsibilities where (1) such diminution of responsibilities occurs during the period commencing on or after the date that WMTC first publicly announces a definitive agreement that would result in a Change of Control (as defined below), even though still subject to approval by WMTC’s stockholders and other conditions and contingencies, and ending on the date which is twelve (12) months following the Change of Control, and (2) such resignation occurs within one-hundred and twenty (120) days following such diminution of responsibilities.

(b)           The term “Termination Upon Change of Control” shall not include any other termination, including a termination of the Service Provider (i) by WMTC for cause; (ii) by WMTC as a result of the disability of a party; (iii) as a result of the death of the party; or (iv) as a result of the voluntary termination of engagement by the party for reasons other than a diminution of responsibilities.

(c)           “Change of Control” means:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of WMTC under an employee benefit plan of WMTC, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of WMTC representing 30% or more of (A) the outstanding shares of common stock of WMTC or (B) the combined voting power of WMTC’s then-outstanding securities;
(ii) WMTC is party to a merger or consolidation, or series of related transactions, which results in the voting securities of WMTC outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of WMTC or such surviving or other entity outstanding immediately after such merger or consolidation;
(iii) the sale or disposition of all or substantially all of WMTC’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iv) there occurs a change in the composition of the Board of Directors of WMTC within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;
(v) the dissolution or liquidation of WMTC; or
(vi) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

(d)           In the event of termination upon a Change of Control, the Service Provider shall receive the following compensation:  (i) immediate payment of a severance amount equal to three times the highest annual base cash compensation paid the Service Provider; (ii) the immediate vesting of any outstanding unvested options, warrants, or other convertible instruments and the immediate vesting of any unvested shares held by the Service Provider or its affiliates; (iii) the pro rata amount of any bonuses or share compensation pool for which the Service Provider is eligible; (iv) the extension of the exercise period of any options, warrants, or other convertible instrument for at least six months following such termination.

8.           Except as amended hereby, the Agreement shall continue to be, and shall remain, in full force and effect.  Except as provided herein, this Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement or (ii) to prejudice any right or rights which the parties may now have or may have in the future under or in connection with the Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

9.           The terms of the Agreement are incorporated herein by reference and shall form a part of this Amendment as if set forth herein in their entirety.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment the respective day and year set forth below.

White Mountain Titanium Corporation

Date: February 7, 2010	By	/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, President

Chapelle Capital Corp.

Date: February 7, 2010	By	/s/ Brian Flower
Brian Flower, Principal